Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

ADIAL PHARMACEUTICALS, L.L.C.

The undersigned, desiring to organize a limited liability company (the “Company”) under the provisions of Chapter 12 of Title 13.1 of the Code of Virginia, sets forth the following:

ARTICLE I

Name

The name of the limited liability company is ADial Pharmaceuticals, L.L.C.

ARTICLE II

Registered Office and Agent

The post-office address of the initial registered office in Virginia is 321 East Main Street, Suite 400, Charlottesville, Virginia 22902 located in the City of Charlottesville. The registered agent of the Company is David L. Dallas, Jr. who is a resident of Virginia and a member of the Virginia State Bar. His business address is identical with that of the registered office.

ARTICLE III

Principal Office

The post office address of the principal office where the records will be maintained pursuant to Virginia Code Section 13.1-1028 shall be 321 East Main Street, Suite 400, Charlottesville, Virginia 22902.

ARTICLE IV

Manager-Managed Company

The Company shall be manager managed. The initial number of managers shall be one (1) until the adoption of an Operating Agreement by the members, and such initial manager shall be Bankole A. Johnson.

Given under my hand this 19th day of November, 2010.

ORGANIZER:

/s/ David L. Dallas, Jr.
David L. Dallas, Jr.